Exhibit 99.2

Q4 2023 Earnings Call

 Event Details Date:

2024-02-28

Company: Cytek Biosciences, Inc. Ticker:

CTKB-US

 Company Participants Unverified

Participant

MANAGEMENT DISCUSSION SECTION

Operator

00:00:11

Good day and thank you for standing by. Welcome to the Cytek Biosciences Fourth Quarter and Full Year 2023 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. Please be advised that today’s conference is being recorded.

00:00:39	I would now like to hand the conference over to your first speaker today, Paul Goodson, Head of Investor Relations. Please go ahead.

00:00:50

Thank you, operator. Earlier today, Cytek Biosciences released financial preliminary results for the quarter and year-ended December 31, 2023. If you have not received this news release or if you’d like to be added to the company’s distribution list, please send an e-mail to investors@cytekbio.com.

00:01:11

Joining me today from Cytek are Wenbin Jiang, CEO; and Patrik Jeanmonod, Chief Financial Officer. Before we begin, I’d like to remind you that management will make statements during the call that are forward-looking statements within the meaning of the federal securities laws, including statements regarding Cytek’s business plans, strategies, opportunities and financial projections. These statements are based on the company’s current expectations and inherently involve significant risks and uncertainties that could cause actual results or events to materially differ from those anticipated. Additional information regarding these risks and uncertainties appears in the section entitled Forward-Looking Statements in the press release Cytek issued today and in Cytek’s filings with the SEC.

00:02:03

This call will also include a discussion of certain financial measures that are not calculated in accordance with generally accepted accounting principles. Reconciliation to the most directly comparable GAAP financial measure may be found in today’s earnings release submitted to the SEC. Except as required by law, Cytek disclaims any duty to update any forward-looking statements, whether because of new information, future events or changes in its expectations. This conference call contains time sensitive information and is accurate only as of the live broadcast February 28, 2024.

00:02:39

Finally, I would like to mention that Cytek will be participating in a variety of industry and academic conferences throughout 2024. While these are primarily geared to the scientific community, they may offer an opportunity to interact with users of our technologies to learn why Cytek’s instruments are so highly valued by our customers. There is a cost to most events and we have a limited number of spaces to accommodate members of the financial community. So if you are interested in attending, please contact me.

00:03:13	With that, I will turn the call over to Wenbin.

00:03:17

Thanks, Paul. Welcome everyone and thank you for your interest in Cytek. On the call today, I will discuss our results for the fourth quarter and the full year of 2023, briefly highlight our achievements in 2023 and provide some details on our strategic objectives for the year. Then I will turn the call over to Patrik for a deeper look at our financials and our outlook for 2024 before we open it up for Q&A.

©2024, AlphaSense, Inc. All Rights Reserved. AlphaSense is a service mark of AlphaSense, Inc. All other trademarks mentioned belong to their respective owners.

00:03:54

We delivered solid total revenue growth in the fourth quarter, which brought our total revenue for 2023 to exceed our guidance range. Specifically in the fourth quarter, we grew revenue to $58.6 million, an increase of 21% over the prior year. Total revenue for 2023 was $193.4 million, representing an increase of 18% over 2022. This included approximately $9.8 million and $28.7 million of revenue from the product lines acquired from Luminex during the last 3 and 12 months ended December 31, 2023, which included only 10 months of revenue contribution from the Amnis and the Guava product lines. Notably, we continued to see steady demand for our organic instruments in 2023, the majority of which were our Cytek Aurora and the Northern Lights instruments. We also saw increased demand for our Aurora Cell Sorter.

00:05:14

While our fourth quarter performance is encouraging, 2023 overall was challenging with dynamic macroeconomic market conditions impacting our business and the growth across our sector. We took proactive steps to address these temporary headwinds and to execute a balanced business strategy to drive continued growth and deliver profitability. As a part of this initiative, we implemented actions to align our cost structure to remain an agile organization following the completion of our integration of the Amnis and Guava product lines from Luminex. Earlier this quarter, we streamlined our organization to eliminate redundancies arising out of the acquisition and to focus on areas where we see the greatest potential for long-term value creation.

00:06:18

While it is very hard to part ways with valued members of our team, the right-sizing of our organization will enable us to increase our operational efficiency as we execute our growth strategy and to support our commitment to remaining a profitable company. During 2023, we expanded our global footprint with 478 organic Cytek and the 219 Amnis and the Guava instruments sold. These 478 organic instruments bring the all-time total of organic instruments placed for 2,148. Our instruments are used today in over 70 countries and the regions. For the year ended December 31, 2023, our revenue distribution reflects a balance of 53% attributed to the USA, 28% to EMEA and the 19% to Asia Pacific and others. Due to the sales performance of the acquired Amnis and the Guava products, our EMEA numbers were strong in the fourth quarter and the full year 2023. We have more than 1,500 broad-based customers across multiple verticals and the revenue categories represented at the end of 2023 by approximately 43% academic and government- owned institutions and the 57% pharma, biotech, distributors and CRO.

00:08:08

We delivered growth across our diversified revenue streams, including with our reagent portfolio and with our service business areas that we expect to be a leading growth driver for Cytek in the future.

00:08:26

This ongoing positive trend reflects the utilization of our instruments and the synergistic effect of our key revenue drivers, instruments, reagents and services. 2023 was a transitional year for Cytek. We strategically expanded our portfolio and strengthened our near and the long-term competitive foundation in flow cytometry. We acquired the Luminex flow cytometry and imaging business about a year ago and successfully completed the integration by year end, including cross-training both service teams. This significant milestone enables efficiencies across our organization with: first, access to new cell imaging and particularly fluidics technology; second, a larger global presence with access to new markets and research areas; and third, improve the go-to-market and operational effectiveness with a larger installed base and a deep bench of flow cytometry experts providing synergies in our service operations.

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00:09:44	With the integration complete, we have already realized some significant benefits from the transaction.

These benefits include a meaningful growth in our service revenue and the gross margin. Improvement in Guava’s gross margins and a strong performance in the EU enabled by Amnis and Guava. We are also pleased to see some early successes with the convergence of Guava users to Northern Lights as well as from high margin sales through the bundling of Amnis’ ImageStream with Aurora and our Cell Sorter.

Overall, we are excited to continue to value the Amnis and the Guava acquisition as an important success for our company. In the fourth quarter, we also launched the Cytek Orion smart cocktail reagent mixer that simplifies and accelerates the workflow and reduces reagent waste. Notably, the Cytek Orion system is unique in that it is focused solely on cocktail making for sample preparation, enabling a smaller footprint and to make it ideal for applications such as drug discovery that will use the same cocktail multiple times. It also ensures that users are only paying for features that they need at a lower price point than competitive solutions.

00:11:28

The introduction of this unique new preparation device moves the Cytek roadmap forward, expands our suite of solutions for the cell analysis market, and strengthens our offerings for pharma, biotech and the CRO customers. To drive utilization of our solutions and to accelerate the new adoption, we delivered software enhancements and functionalities to Cytek Cloud in 2023 supporting our growing customer base with an integrated end-to-end operating system for our cell analysis platform. Customer adoption of Cytek Cloud has surpassed expectations. We now have over 6,000 users and an average of three Cytek Cloud users per installed Cytek FSP instrument.

00:12:29

On the clinical front in 2023, we continued to stay ahead of the regulatory curve by securing IVDR compliance in the EU and the continued growth in clinical applications in China. Relevant to our worldwide operations, we also received our ISO 13485 Quality Management System Certification of our headquarters and manufacturing operations in Fremont, California to produce our flow cytometers reagents and accessories. This certification bolsters our plans to focus on the translational and the critical market and it sends a strong signal to customers in these segments that we are committed to serving them taking every step necessary to responsibly do so in the future.

00:13:28

Recently, we were excited to announce that we signed an agreement with the Centre for Genomic Regulation and the Pompeu Fabra University. CRG UPF in Spain to drive technological innovation and accelerated discovery for the scientific community. The CRG UPF flow cytometry unit is used by more than 500 researchers for more than 100 research projects every year. Under the terms of the agreement, Cytek will provide its spectral flow cytometry platforms along with trained support personnel to the CRG UPF flow cytometry unit headquarters.

00:14:12

Together with the integration of these institutes and the core facilities, we will work to explore new applications and develop new tools and solutions to address the challenge faced by the scientific community.

00:14:31	In summary, I’m proud of our team’s achievements in 2023 amidst challenging market conditions.

Importantly, I remain confident in our long-term growth trajectory and the value creation across our business despite near-term headwinds that we cannot control. Our strategic priorities in 2024 are centered on fortifying our competitive position with a keen focus on financial discipline and operational excellence and efficiency.

Our team is laser focused on three key items to drive our business: Revenue growth, margin expansion, and capital efficiency to deliver sustainable profitability and maximize free cash flow. With this balance to focus on driving profitable growth, we are making prudent investments into growth to positioning ourselves as a leader in flow cytometry. Cytek remains on the forefront of innovation and the industry leadership and we are excited for our bright future ahead.

00:15:47	With that, I will now turn the call over to Patrik for more details around our financials.

00:15:56

Thanks, Wenbin. Total revenue for the fourth quarter of 2023 was $58.6 million or 21% increase over the fourth quarter of 2022. This included approximately $9.8 million of revenue from the product and services acquired from the Luminex transaction, which closed on February 28, 2023. Organic revenue, which excludes revenue from the acquired products and services, was $48.8 million, an increase of 1% compared to the fourth quarter of 2022.

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For the quarters following the one-year anniversary of our Luminex acquisition, we will no longer provide the breakout of the inorganic revenue. Therefore, while we will report organic and inorganic revenue for our first quarter of 2024, we will cease providing this breakout for the second and future quarters.

00:17:07

Gross profit was $33.7 million for the fourth quarter of 2023, an increase of 15% compared to a gross profit of $29.4 million in the fourth quarter of 2022. Gross profit margin was 57% in the fourth quarter of 2023, compared to 61% in the fourth quarter of 2022. Adjusted gross profit margin in the fourth quarter of 2023 was 60% compared to 62% in the fourth quarter of 2022 after adjusting for stock-based compensation expense and amortization of acquisition related intangible. Operating expenses were $32.8 million for the fourth quarter of 2023, a 12% increase from $29.3 million in the fourth quarter of 2022. The increase in operating expenses was primarily due to expenses related to the Luminex transaction and personnel related expenses across sales and marketing and research and development. Research and development expenses were $10.9 million for the fourth quarter of 2023, as compared to $9.7 million for the prior-year period. Sales and marketing expenses were $11.6 million for the fourth quarter of 2023, as compared to $9 million for the prior-year period.

00:18:51

General and administrative expenses were $10.3 million for the fourth quarter of 2023, as compared to $10.5 million in the prior-year period. Income from operation was $0.9 million for the fourth quarter compared to an income from operation of $0.1 million for the fourth quarter of 2022. The net income in the fourth quarter of 2023 was $6.3 million compared to net income of $3.7 million in the fourth quarter of 2022. Additionally, adjusted EBITDA in the fourth quarter of 2023 was positive $11 million compared to positive $6.6 million in the fourth quarter of 2022 after adjusting for stock-based compensation expense.

00:19:51

Now for the full year 2023, total revenue for the year ended December 31, 2023 was $193.4 million, an 18% increase over the year ended December 31, 2022. This included approximately $28.7 million of revenue from the product and services acquired from the Luminex transaction, which closed on February 28, 2023.

On a constant currency basis, total revenue was $194.1 million, an increase of 13% over the full year of 2022. The total revenue in 2023 was driven by revenue contribution from the products acquired from the Luminex transaction along with continued sales of the Cytek full spectrum instruments. Gross profit was $110.1 million for the year ended December 31, 2023, an increase of 9% compared to a gross profit of $101 million in the year ended December 31, 2022. Gross profit margin was 57% in the year ended December 31, 2023, compared to 62% in the year ended December 31, 2022. Adjusted gross profit margin in the year ended December 31, 2023 was 59% compared to 62% in the year ended December 31, 2022 after adjusting for stock-based compensation expense and amortization of acquisition related intangibles.

The lower product gross margins were driven primarily by higher material costs, acquisition costs and by less favorable instrument product mix following the Luminex transaction.

00:21:57

Operating expenses were $136.8 million for the year ended December 31, 2023, a 33% increase from $102.8 million in the year ended December 31, 2022. The increase was primarily due to the increased headcount and personnel related expenses across R&D and sales and marketing.

Research and development expenses were $44.2 million for the year ended December 31st, 2023, compared to $34.9 million for the year ended December 31st, 2022.

Sales and marketing expenses were $49.1 million for the year ended December 31, 2023, compared to $33.2 million for the year ended December 31, 2022.

General and administrative expenses were $43.5 million for the year ended December 31, 2023, an increase from $34.7 million for the year ended December 31, 2022.

Net loss in the year ended December 31, 2023 was $11.3 million compared to net income of $2.5 million in the year ended December 31, 2022. Adjusted EBITDA in the year ended December 31, 2023 was $13.7 million compared to $21.2 million in the year ended December 31, 2022 after adjusting for stock-based compensation, expense and other non-recurring expenses. We are committed to improving these metrics going forward.

00:23:53

Cash, cash equivalents, restricted cash and short-term investment were $262.7 million as of December 31, 2023. This represents a decline of $81.3 million from the $344 million at the end of December 2022, primarily due to the Luminex transaction, our stock repurchase program, partially offset with cash generated by the business. Our strong balance sheet, free from external operational financial needs, underscores our organization’s vitality. With healthy cash reserves and profitability track record, we continue to operate from a position of strength that enables our global growth efforts.

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00:24:45

During the fourth quarter, we continued to repurchase our stock. Following the $50 million repurchase authorization we announced in May last year, we repurchased approximately $34.7 million worth of Cytek stock in open market transaction in the fourth quarter. Share repurchased under this program are canceled leaving us with approximately 130.7 million shares outstanding as of December 31, 2023. Approximately $44.2 million of the original $50 million repurchase authorization was completed. Although that authorization expired at the end of 2023, we are evaluating whether to extend it and if so, by how much.

00:25:40

Now turning to our revenue outlook for 2024. We have been encouraged to see modest improvement in customer spending pattern in the fourth quarter and we are seeing some follow through in that strength in the first quarter of 2024. For the full year 2024, we expect modest growth across all our product lines with the bulk of the growth being weighted towards the back half of the consistent with historical spending patterns in our customer base. Taking these factors into account, we are anticipating our 2024 revenue to be in the range of $203 million to $213 million representing 5% to 10% growth over 2023 total revenue assuming no change in currency exchange rates.

00:26:37

Today, we are reiterating our long-standing commitment to operating the business profitably on an annual basis, as measured by adjusted EBITDA. In addition, for the full year 2024, we expect to report positive net income. As Wenbin mentioned, we continue to focus on improving operational efficiencies across our business and aligning our overall cost structure to ensure that we remain an agile organization in the best possible position to drive growth and deliver profitability. Within these goals, we are committed to investing in the Cytek brand through a variety of efforts and innovation through our strong commitment to new product development. As a possible addition to this initiative, Cytek is continuing to evaluate opportunities to accelerate our revenue growth through M&A and/or other corporate development actions, which will be subject to stringent financial operational, digital and market presence criteria.

00:27:49	With that, I will turn it back over to Wenbin.

00:27:54

Thanks, Patrik. I’m very proud of our Cytek team around the world for successfully navigating through a tough environment to meet the needs of our customers. It is their shared belief in our mission combined with strong execution of our strategy that positions Cytek as an industry leader in advancing the next generation of cell analysis. This year, we will continue to deepen our customer relationships to drive greater adoption and utilization of Cytek cell analysis solutions and the innovation that supports their priorities to push the bounds of scientific discovery and the clinical progress. I want to thank everyone for joining the call today and we will now open it up for questions. Operator?

QUESTION AND ANSWER SECTION

Operator

00:29:00	Thank you. At this time, we will conduct the question-and-answer session. Please stand by while we compile the Q&A roster. Our first question comes from Matt Sykes with Goldman Sachs. Please go ahead.

00:29:18

Question – Unidentified speaker: Hi. Thanks for taking my question. This is Evie on for Matt. What are you seeing in the academic market both in 4Q and then what are your expectations for 2024? Maybe just talk through what your customers are saying in that market and how sales funnel looks going to the year.

00:29:38

Answer – Unidentified speaker: So looking at the, hi, Evie, it’s Patrik. I hope you can hear me okay. So we continue to see strength in academia, but we’ve actually seen higher strength in the biotech segment.

00:29:51

Question – Unidentified speaker: Okay. Great. Thank you. And then I think you said for 2024, you’re expecting sort of a broad range of improvement across the different instrument types, but maybe talk through different trends you’re seeing within each category and maybe talk about the higher end instruments and how those are trending.

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00:30:09

Answer – Unidentified speaker: I can give a first crack and maybe Wenbin can augment. So the one instrument that has created a lot of demand is the Cell Sorter, so we expect the Cell Sorter to continue to grow nicely in this year. We also expect to see continued growth on the the two high-end products that we have, which is the Aurora and the Amnis family products, along with the Northern Lights. So overall, we expect product to continue to grow this year within the second half of of 2024.

00:30:50	Question – Unidentified speaker: Great. Thank you.

Operator

00:30:53	Thank you. One moment for our next question. Our next question comes from David Westenberg with Piper Sandler. Please go ahead.

00:31:06

Question – Unidentified speaker: Hi. Thank you for taking the question. So I know you’re not breaking out Luminex revenue specifically, but just for modeling and cadence purposes, I know the Luminex acquisition, I think closed in Q, like, middle of Q1. So how should we think about the revenue growth rate in Q1 or the cadence of Q1 relative to the rest of the year, just given the facts that we have on that or inorganic component? And I have a couple more follow-ups after that.

00:31:36

Answer – Unidentified speaker: Yeah. Hi, David. Thanks. It’s a good question. So we expect actually the revenue in Q1 to be slightly above the overall annual growth rate for the year just because of what you just highlighted, yeah, you’re correct.

00:31:51	Question – Unidentified speaker: Okay. Okay. I mean, it’s small, just small magnitude then in Q1.

00:31:56	Answer – Unidentified speaker: Yeah. It will be quite.

00:32:00

Question – Unidentified speaker: Okay. Small but noticeable. Okay. Thank you very much. And then just on market growth of flow cytometry, I mean, you are a big 30% grower and kind of not to harp on the the reduction in kind of where your growth rate is, but can you maybe talk about the market growth rate of flow cytometry total? I mean, it’s been a pretty mature technology overall. So I mean, I’m guessing you’re growing significantly faster than the market for a number of years. Is this 5%, 10% kind of like the way we should think about flow cytometry just as a market overall, and, you know, maybe that’s a steady state. And then, you know, if you could that out versus instrument consumables, I know, you know, how much faster each one grows and I don’t know if that’s possible. Thanks.

00:32:52

Answer – Unidentified speaker: So maybe I’ll give it a first crack. So the industry, I mean, it’s growing in a 6% to 8% flow cytometry growth rate. Now, last year, this wasn’t visible. I think last year was a kind of a more difficult year for the industry. Yet we coming out from an organic point of view fairly flat, with the Luminex acquisition, we’re actually up 21% in Q4 and 18% for the full year. The expectation is that the on the go forward, we should see probably similar growth rates, kind of a 6% to 8% for the industry, probably more skewed towards the second half, that’s for the instrument. And on the on the reagent consumable the expectation that it should go a little faster.

00:33:48	Question – Unidentified speaker: Got it. No, thank you very much. And then, oh, sorry, I cut you off.

00:33:56

Answer – Unidentified speaker: Yeah. No, that’s fine. Just to add on top of that, based on the numbers we have seen for Q3 last year, cell analysis actually flow cytometry was part of the cell analysis. So it was a down market overall. So under this environment, we still maintain the growth.

00:34:16

Question – Unidentified speaker: Got it. No, and I get that there probably was a pretty challenging capital equipment environment and just given the fact where budgets are at right now, so I was just curious on, you know, because it says margins were a little bit down. So I’m curious if the if you’re seeing kind of industry discounting just given capital equipment environment or and also if you know, I think last quarter you discussed the possibility that you might have you could be doing kind of some a reagent rental models or were you working with financing companies. Can you talk about any of those kind of dynamics as we get into or as we’re dealing with this capital funding environment ? And just as a one last follow-up to that, are you getting any indication that, you know, maybe things are

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getting better? I mean, there are few, few biotech IPOs at the beginning of the year, I don’t know if if we’re running, you know, maybe new budgets or something else for for flow and sorry, I know that’s a lot there, but I promise that would be my last question. Thank you.

00:35:16

Answer – Unidentified speaker: Yes. So if I can start with the reagent rental, which is the easiest one, yes, we are offering the program, but it’s very, very small, so I wouldn’t call it any of significance for us, but it’s something that we consider continuing due to build going forward. On the margin, we are very pleased to see that overall our service business margin have gone up substantially from from a year ago or eventually even two years ago where it wasn’t profitable. So I think we check the box on the the service side. On the product, you’re correct we’ve seen more pressure on the gross profit margin and that’s really a combination of our selling instruments that have less for some or slightly lower gross profit margin, while at the same time we are still expecting to continue to see this margin to come back up in the future just because we are continuing to optimize our business.

00:36:22

Finally, an IPO question on earlier this year, obviously it was a positive, very positive and welcoming trend. I think the one point that we make is the trend, so we will welcome other IPOs and hopefully that will drive some CapEx. But I’ll turn it also to Wenbin if he wants to add anything to my earlier comments.

00:36:48

Answer – Unidentified speaker: Yeah. Regarding to the product gross margin, as you know, we’ve integrated Luminex Guava product line into our portfolio and that product was a low margin business. However, we have now moved the production completely into our facility, Cytek facility, and we are expecting to see the improvements from where we were before.

Operator

00:37:20	Thank you. One moment for our next question. Our next question comes from Tejas Savant with Morgan Stanley. Please go ahead.

00:37:34

Answer – Unidentified speaker: Thanks, guys. This is Edmond Tejas. Thank you for taking the questions. First, Patrikk, you mentioned modest improvements in customer spending patterns. I was wondering if you guys could provide some more details on that, maybe across end markets or geography. And what are you currently baking into your 24 guidance in terms of assumptions for a recovery?

00:37:54

Answer – Unidentified speaker: Right. So just to go at the different geographies for what we’ve seen in Q4 is actually strength in the EMEA, APAC region and slightly followed by US or Europe/United States segment. So overall, I think the two segments that have driven some growth for us are really APAC and EMEA. Overall, when we look at the split for revenue, we still see $50 million plus in that United States region followed by EMEA around $28 million and then behind that APC and other for the remaining balance. When looking at the growth for this year and obviously, we are, we feel for in the duration where we are waiting for some macro events to help us a little bit that could be the Fed. But overall, I think what we’ve seen so far is that there’s been some activity with the customers. We see demand for the Cell Sorter, obviously, but especially for this year, I think the expectation is the second half is going to be as pronounced, if not slightly more pronounced than last year.

00:39:28

Question – Unidentified speaker: Got it. And appreciating that you guys aren’t breaking out contributions from FCI going forward, but with all of your integrations action completed, can we expect FCI revenues in 2023 to be at baseline level and for it to grow year over year in 2024?

00:39:43	Answer – Unidentified speaker: Yeah. That’s the expectation, yes.

00:39:50

Question – Unidentified speaker: Great. Thank you. And finally, I think some of the larger tools peers have talked about seeing or expecting a modestly later pharma budget release in 2024, is this a dynamic that you’re seeing as well?

00:40:11	Answer – Unidentified speaker: Maybe I’ll turn it to Wenbin.

00:40:13	Answer – Unidentified speaker: Absolutely. That’s exactly what we are expecting. A reason why we have indicated and stronger half, second half of 2024, that’s already embedded in our guidance.

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00:40:32	Question – Unidentified speaker: Got it. Appreciate the time.

Operator

00:40:35	Thank you. One moment for our next question. Our next question comes from Jacqueline Kisa with TD Cowen. Please go ahead.

00:40:49

Question – Unidentified speaker: Hi. This is Jackie Kisa on the call for Stephen Ma. Thanks for taking the question. Just to drill down a bit more on your comments regarding your global footprint, how much does China make up of your APAC revenue and do you expect 2024 to stabilize with regards to China based headwinds?

00:41:05	Answer – Unidentified speaker: Yeah. For the majority of APAC is has slowly become China. So it’s growing.

00:41:15

Question – Unidentified speaker: Great. Thanks. And just a follow-up on that, could you provide any insight on any exposure you might have to China-based companies which have been recently flagged in the proposed biosecure act, such as Wushi, Appsec and Wushi Biologics?

00:41:32	Answer – Unidentified speaker: That’s smaller local genomics and we are a cell analysis company. And so, for now, we do impacts.

00:41:43

Question – Unidentified speaker: Excellent. And if I could just fit one more in. With regards to your clinical supports across the globe, are there any specific clinical milestones we can expect to see this coming year?

00:41:58

Answer – Unidentified speaker: As you can see, last year we received and with this clearance in Europe, we expect to see some of this progress this year for the clinical side for our business over there.

00:42:16	Question – Unidentified speaker: Great.

Operator

00:42:19	Thank you. One moment for our next question. Our next question comes from Mason Carrigo with Stephens. Please go ahead.

00:42:31	Question – Unidentified speaker: Hey, guys, this is Jacob on for Mason, thanks for taking our questions.

So on your new newly launched Orion reagent cocktail mixer that you launched in the fourth quarter, just wondering what, you know, initial customer interest and adoption has been in that and, you know, if as much as you’re willing, how much you’re kind of expecting that to contribute in terms of revenue in 2024?

00:43:00	Answer – Unidentified speaker: Yeah. I can take maybe the contribution to the revenue. We don’t really break out influence and revenue, but I’ll let Wenbin talk to the interest, customer interest.

00:43:13

Answer – Unidentified speaker: Yeah. This product was the primarily aimed at pharmaceutical companies and CROs to help their clinical studies, clinical trial, right. And so this is our initial customers and since it was just launched, we are engaging with them and working with them to nail down the interest level and we expect this is going to be a gradually growing business for us.

00:43:44

Question – Unidentified speaker: Got it. Understood and I know you guys aren’t really breaking out your revenue or anything, but I guess just with respect to your reagents business, I know historically it’s been a mid to high-single-digit percentage of your total revenue, just wondering in 2024 if that’s still you still largely hold that expectation or if you see anything any trends there changing?

00:44:08	Answer – Unidentified speaker: Yeah. We hold the same expectation with maybe slight improvement over last year.

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00:44:15	Question – Unidentified speaker: Got it. And then just my last one here. Just how do you see OpEx trending throughout 2024? And that’s my last one, thank you.

00:44:24

Answer – Unidentified speaker: Yeah. So I’m sure you’ll see that in the filing. But this quarter, actually, we landed at $32.8 million in OpEx and that’s the lowest it’s been this year. And the expectation is that going forward, we will manage around this number quite tightly.

Operator

00:44:56	Thank you. I’m showing no further questions at this time. Thank you for your participation in today’s conference. This concludes the program. You may now disconnect.

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